Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-1 (Amendment No. 2) of our report dated May 17, 2024 with respect to the audited consolidated financial statements of Aprinoia Therapeutics Inc. and its subsidiaries (collectively, the “Company”) for the years ended December 31, 2023 and 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
May 17, 2024